Exhibit 99.2

Infectious Diseases Expert Prof. Angus Dalgleish Joins ViralClear’s Scientific Advisory Board

Westport, CT, Aug. 06, 2020 (GLOBE NEWSWIRE) --

●	Expert in Infectious Diseases and Immune Oncology
●	ViralClear Pharmaceuticals is Currently in Phase 2 Trials with Merimepodib in the Fight Against COVID-19

BioSig Technologies, Inc.’s (Nasdaq: BSGM) (“BioSig” or the “Company”) subsidiary, ViralClear Pharmaceuticals, Inc. (ViralClear), today announced the addition of Professor Angus Dalgleish to its Scientific Advisory Board (SAB).

Angus Dalgleish, M.D. is the Foundation Chair of Oncology and Honorary Consultant in Medical Oncology at St. George’s University and Hospital in London and Principal of the Institute of Cancer Vaccines and Immunotherapy. He is a fellow of the Royal College of Physicians both in the UK and Australia, the Royal College of Pathologists, and the Academy of Medical Sciences (UK). Prof. Dalgleish published seminal papers on human immunodeficiency virus (HIV), its receptor on lymphocytes, and its pathogenesis.

“We are delighted to welcome Gus to our Scientific Advisory Board with his breadth of experience in developing antiviral drugs,” stated Jerome B. Zeldis, M.D., Ph.D., the acting Chief Medical Officer and Head of ViralClear Pharmaceuticals, Inc. “Gus’ expertise will complement those who are already on the SAB, and we look forward to working with him on this important mission.”

Professor Dalgleish said, “I am delighted to join the SAB of ViralClear Pharmaceuticals with my long-term collaborator, friend and colleague Jerry Zeldis with whom I worked with for several years successfully developing lenalidomide and pomalidomide, and I look forward to repeating this success against COVID-19.”

ViralClear recently announced the formation of its Scientific Advisory Board to review all aspects of drug discovery and development and advise the Company on its mission to control emerging infections and viral diseases of special interest, including COVID-19. Robin Robinson, Ph.D., the former Head of Biomedical Advanced Research and Development Authority (BARDA), J. Paul Waymack, M.D., ScD, formerly of the Food and Drug Administration and a pioneer antiviral drug developer Michael Sofia, Ph.D. were the first advisors appointed to the Board.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About Merimepodib and ViralClear

BioSig’s Technologies, Inc (Nasdaq: BSGM) subsidiary, ViralClear Pharmaceuticals, Inc. (ViralClear), is seeking to develop a novel pharmaceutical called merimepodib to treat patients with COVID-19. Merimepodib is intended to be orally administered, and has demonstrated broad-spectrum in vitro antiviral activity, including strong activity against SARS-CoV-2 in cell cultures. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials (7 in phase 1 and 5 in phase 2) with over 400 subjects and patients and an extensive preclinical safety package was completed.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133